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                                                                  EXHIBIT 10.8

                              LETTER OF EMPLOYMENT

     The following letter of employment (the "Employment Letter"), dated as of July 31, 2000, describes the binding agreement between Charles Herington (the "Executive") and America Online Latin America, Inc. ("AOL-LA") with regard to the terms and provisions of the Executive's employment by AOL-LA to serve as the Chief Executive Officer of AOL-LA.

     Position:  the Executive shall serve as Chief Executive Officer of AOL-LA.

     Office Location:  South Florida.

     Term of Agreement: The Executive's employment by AOL-LA is at will and may be terminated by either the Executive or AOL-LA at any time, with or without Cause.

     Base Salary: US$358,000 per year payable in accordance with the ordinary payroll practices of AOL-LA but no less often than monthly.

     Annual Bonus Opportunity: Up to 130% of annual base salary in the discretion of the board of directors of AOL-LA based on the Executive's performance.

     Equity Compensation: On the Effective Date of AOL-LA's initial public offering and subject to the terms of AOL-LA's 2000 stock plan and the stock option agreement, the Executive will be granted an option to purchase 1,300,000 shares of AOL-LA class A common stock at the initial public offering price to the public. The Executive will be entitled to exercise this option as follows:
(a) one-third of the shares of class A common stock covered by the option beginning on January 1, 2001, (b) an additional one-third of the shares of class A common stock covered by the option (a total of two-thirds of the shares covered thereby) on January 1, 2002, and (c) the remaining one-third of the shares of class A common stock covered by the option (all of the shares covered thereby) on January 1, 2003. Subject to the terms set forth under the Termination provisions below, the stock option shall have a 10-year term. The Executive shall be eligible for additional option grants in the future in the discretion of AOL-LA's board of directors, based upon the Executive's performance. Such additional options, if any, shall vest in three equal installments on the three anniversaries following the date of grant of any such additional option. For so long as the Executive is employed by AOL-LA, any unexercised America Online, Inc. ("AOL") stock options shall continue to vest, and any vested AOL stock options shall continue to be exercisable, on the same basis as if the Executive continued to be employed by AOL.

     Benefits: The Executive will participate in all welfare and pension benefit programs maintained by AOL-LA.

     Perquisites: Country Club Fees. AOL-LA will pay the one time annual fee of US$5,900 associated with the purchase of the Executive's share in his current country club. In addition, during the term of the Executive's employment AOL-LA will pay the Executive's annual country club dues of US$11,000, as adjusted from time to time. Automobile Allowance. The Executive will be reimbursed for actual automobile expenses incurred in an amount of up to US$30,000 per year. Tax and Financial Advice. The Executive will receive an additional payment of up to US$5,000 per year for personal tax and financial planning.

     Vacation. The Executive will be entitled to four weeks paid vacation each year.
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     Termination:  Termination by Employer without Cause.  The Executive shall receive the severance benefits set forth in this section in the event the Executive's employment is terminated by AOL-LA without "Cause" (as hereinafter defined). If such termination occurs prior to February 26, 2001, during the thirty six month period following such termination, the Executive will continue to receive his base salary, payable at the same time and in the same manner as if the Executive's employment had continued and he shall be eligible for COBRA coverage. In addition, the Executive shall receive a pro-rata portion of the target bonus for the fiscal year during which termination occurs, payable following the end of such fiscal year. If such termination occurs on or after February 26, 2001, the Executive will receive his salary and COBRA coverage for a period of twenty-four months after such termination. The Executive shall also receive a pro-rata portion of the target bonus for the fiscal year during which termination occurs, payable following the end of such fiscal year. In addition, the Executive will continue to vest with respect to previously granted stock options as if his employment had continued during such applicable severance payment period. Any such severance benefits will be reduced by the amount of income earned by the Executive during such severance payment period. "Cause" shall mean either of the following circumstances: (i) the Executive's willful and material violation of AOL-LA's company policy, which violation is not cured by the Executive within thirty days after he is provided with written notice of such violation by the board of directors of AOL-LA (the "Board"); (ii) the Executive's failure to comply with the lawful direction of the Board; (iii) the commission by the Executive of a material act of dishonesty or fraud; or (iv) the Executive's conviction or plea of no contest to a felony. Termination for Cause. The Executive will receive no payments from AOL-LA other than amounts accrued and owing to him as of the termination date. All unexercised stock options, whether vested or unvested, shall immediately lapse and become void. Other Termination or Resignation. In the event that the Executive's employment terminates for any reason, other than those listed above; he shall be entitled to retain his vested stock options. All his unvested stock options shall immediately lapse and become void. Terms Applicable to Termination for Any Reason. In the event that the Executive's employment terminates for any reason, he will receive his base salary through the date of termination. The Executive will not receive any further grants of stock options after the termination date. Vested stock options must be exercised by the Executive in accordance with the applicable stock plan and stock option agreement.

     Protection of the Interest of AOL-LA: The Executive hereby acknowledges the continued effectiveness and validity of the confidential non-disclosure agreement previously executed by the Executive, which the Executive acknowledges contains restrictive covenants prohibiting the Executive from competing with AOL or AOL-LA and from soliciting its employees or customers for a period equal to the greater of (i) the period during which the Executive is receiving regular or severance payments and (ii) the period ending two years following his termination or resignation of employment for any reason. At the request of AOL-LA, the Executive agrees to execute AOL-LA's current standard form confidential non-disclosure agreement. This Employment Letter maybe executed by the parties hereto in counterparts, each of which shall be deemed an original, but which shall taken together constitute one and the same document.
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     Complete Agreement: This Employment Letter represents the complete agreement between the Executive and AOL-LA regarding the subject matter hereof and supercedes in its entirety all prior agreements between the parties with respect to the subject matter hereof, including, without limitation, that certain Offer Letter dated as of February 26, 1999, between AOL and the Executive.

     IN WITNESS WHEREOF, the parties have signed this Employment Letter dated as of the date first set forth above.

                              AMERICA ONLINE LATIN AMERICA, INC.



                              By:  /s/ Javier Aguirre
                                  -------------------
                              Name:   Javier Aguirre
                              Title:  Chief Financial Officer


                              Acknowledged and Agreed:

                              /s/ Charles M. Herington
                              --------------------------
                              Charles M. Herington